Exhibit 10.32
February 16, 2026

Marshall Stanton, M.D.
888 Boulevard of the Arts; Unit 1908
Sarasota, FL 34236

Dear Marshall,

On behalf of the entire team and the Company’s Board of Directors, I would like to extend my heartfelt congratulations to you on your upcoming retirement effective March 31, 2026. Your leadership, integrity, and many contributions as Senior Vice President, Clinical Affairs and Chief Medical Officer have left a lasting impact on our organization and been instrumental to success. We are deeply grateful for your dedication and accomplishments over the years.
To ensure a smooth transition and to continue to benefit from your insight and experience, we would like to confirm the following understanding regarding your role following retirement from your SVP position:
1.Senior Advisor Role: Beginning April 1, 2026, you will serve as Senior Advisor to the CEO for a one-year period, concluding on March 31, 2027.
2.Employment Status: During this period, you will be considered part-time employee.
3.Compensation: You will be compensated at a rate of $1300/month for your service as Senior Advisor.
4.Equity Vesting: Your unvested equity as of March 31, 2026 shall continue to vest through March 31, 2027, subject to the applicable plan terms. Any portion that remains unvested as of March 31, 2027, shall be forfeited.
5.Benefit Eligibility: You will be eligible to participate in the Company’s Employee Stock Purchase Plan (ESPP) and any other programs available to part-time employees, consistent with their respective terms and conditions.
6.Executive Bonus: You will receive a prorated executive bonus for your service as SVP, Clinical Affairs and Chief Medical Officer for the first quarter of 2026, payable following the Compensation Committee’s certification of 2026 results and upon the same terms and conditions applicable to other executives.
7.Release Agreement: Your receipt of the benefits described in this letter is conditioned upon your execution of the Company’s standard form release agreement.
8.No Other Benefits: Except as expressly set forth in this letter, you shall not be entitled to any other compensation or benefits following your retirement.

Artivion, Inc. 1655 Roberts Blvd. NW, Kennesaw, GA 30144

Marshall, it has been a privilege working with you, and I am personally grateful for your continued partnership during this transition period. We look forward to your ongoing counsel and support as you take on this next chapter.

Please sign below to acknowledge your acceptance of these terms.

With appreciation and best wishes,

Sincerely,
Pat Mackin
Chairman, President & Chief Executive Officer
Artivion, Inc.,

Acknowledged and agreed to:

/s/ Marshall Stanton, M.D.

Marshall Stanton, M.D.
Dated: February 16, 2026

Artivion, Inc. 1655 Roberts Blvd. NW, Kennesaw, GA 30144